UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[] Emerging growth company

[] If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At meetings held on February 28, 2019 the Compensation Committee (the “Committee”) of the Board of Directors of ICF International, Inc. (the “Company”) and, with respect to the Chief Executive Officer, the Board, approved modifications to the Company’s incentive compensation program for named executive officers.  The fundamental program design and goals are consistent with past practice, but some elements of the program were adjusted.

With respect to the annual or short-term incentive awards, as in the past, the Committee established threshold, target and maximum levels of performance for each of several 2019 performance goals. For example, in the table below the threshold, target and maximum levels for the Adjusted EPS performance factor are 85%, 100% and 115% of goal, respectively. These performance levels feature payout ratios (expressed as a percentage of base salary) of 50% at threshold, 100% at target, and 200% at maximum level of performance for Adjusted EPS (and 125% at maximum for Gross Revenue). Calculation of payouts between the threshold and maximum levels is determined by straight-line interpolation between the stated levels. The executive receives 80% of the award based on objective performance factors and 20% based on achievement of more discretionary individual performance goals.

The Company’s annual incentive plan for Messrs. Kesavan, Wasson and Morgan had previously included a Government Contracts Backlog performance factor that will be removed for 2019. We believe this reflects the increasing importance of commercial, international, and state and local business, which typically is not adequately reflected in the Backlog metric, which is primarily focused on the US federal government business. We believe the elimination of the Backlog metric as an incentive award factor further affords the opportunity to increase the relative weighting of the Adjusted EPS-STI Performance metric, in alignment with shareholder interests. The adjusted 2019 performance factors and weightings will be: Gross Revenue (30%), Adjusted EPS (50%), and individual performance factors (20%). These performance levels are applied to payout ratios, expressed as a percentage of base salary, applicable to the various performance factors. The table below sets out the objective performance factors, relative weightings, and performance levels and related payout ratios for Messrs. Kesavan, Wasson and Morgan.

Performance Factor	Relative Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Adjusted EPS – STI Performance	50%	85%	100%	115%
Performance Factor	Relative Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (125% Payout)
Gross Revenue	30%	90%	100%	125%

The Company’s annual incentive plan for named executive officers who are group leaders previously included a Group Government Contract Backlog factor that will be removed. The adjusted 2019 performance factors and weightings will be: Adjusted EPS (30%), Group Operating Margin (25%), Company Gross Revenue (15%), Group Gross Revenue (10%) and individual performance factors (20%). These performance levels are applied to payout ratios, expressed as a percentage of base salary, applicable to the various performance factors. The table below sets out the objective performance factors, relative weightings and performance levels and related payout ratios for group leaders who are named executive officers.

Performance Factors	Relative Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Adjusted EPS – STI Performance	30%	85%	100%	115%
Group Operating Margin	25%	85%	100%	115%
Performance Factors	Relative Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (125% Payout)
Company Gross Revenue	15%	90%	100%	125%
Group Gross Revenue	10%	90%	100%	125%

With respect to long-term incentives, i.e., equity awards, the 2019 target awards are being adjusted to align individual incumbent Total Direct Compensation appropriately versus peer company comparators, considering each individual’s contributions to the success of the business. As in recent years, these awards will be 50% in the form of performance share awards with performance-based vesting over three years and 50% in restricted stock units that vest over three years.

These matters will be more fully discussed in the proxy statement for the Company’s 2019 annual meeting of stockholders.

Item 7.01 Regulation FD Disclosure

The information set forth under “Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: March 1, 2019	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer